CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Institutional Fiduciary Trust of our report dated August 20, 2024, relating to the financial statements and financial highlights, which appears in Money Market Portfolio’s Annual Report on Form N-CSR for the year ended June 30, 2024. We also consent to the references to us under the headings “Financial Highlights”, “Policies and Procedures Regarding the Release of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

San Francisco, California

October 22, 2024